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                                                                   EXHIBIT 10.50








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                            ASSET PURCHASE AGREEMENT

                           DATED AS OF JANUARY 8, 1998

                                 BY AND BETWEEN

                   DIGITAL TELEVISION SERVICES OF GEORGIA, LLC

                                       AND

                          OCMULGEE COMMUNICATIONS, INC.


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                                TABLE OF CONTENTS


ARTICLE I            DEFINITIONS..............................................1


ARTICLE II           SALE AND PURCHASE OF THE ASSETS..........................5

   2.1.      Sale and Purchase of Assets......................................5

ARTICLE III          ASSUMPTION OF LIABILITIES/EXPRESS EXCLUSIONS.............6

   3.1.      Liabilities of Seller............................................6

ARTICLE IV           PURCHASE PRICE; PAYMENT OF PURCHASE PRICE................7

   4.1.      Purchase Price...................................................7
   4.2.      Payment of Purchase Price........................................7
   4.3.      Adjustment to Purchase Price.....................................7
   4.4.      Allocation of Purchase Price.....................................8

ARTICLE V            SELLER'S REPRESENTATIONS AND WARRANTIES..................8

   5.1.      Organization.....................................................8
   5.2.      Authority........................................................9
   5.3.      Title to the Purchased Assets....................................9
   5.4.      Condition of Fixed Assets........................................9
   5.5.      NRTC Membership; DBS Distribution Rights........................10
   5.6.      Inventory.......................................................10
   5.7.      Accounts Receivable.............................................10
   5.8.      Prepaid Expenses................................................11
   5.9       Financial Statements............................................11
   5.10.     Absence of Certain Changes or Events............................11
   5.11.     Licenses and Permits............................................12
   5.12.     Tax Matters.....................................................12
   5.13.     Disclosures.....................................................12
   5.14.     Litigation......................................................13
   5.15.     Leased Subscriber Equipment.....................................13
   5.16      Brokers, Finders................................................13

ARTICLE VI           PURCHASER'S REPRESENTATIONS AND WARRANTIES..............13

   6.1.      Organization....................................................13
   6.2.      Authority.......................................................13
   6.3.      Disclosures.....................................................14
   6.4.      Brokers, Finders................................................14

ARTICLE VII          COVENANTS...............................................15

   7.1.      Conduct of the Business Prior to Closing Date...................15
   7.2.      Access..........................................................16
   7.3.      Consent of NRTC, DirecTv and Others.............................17
   7.4.      Public Announcements; Confidentiality...........................17
   7.5.      Best Efforts....................................................17
   7.6.      Exclusive Dealing...............................................17

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   7.7.      Subscriber Leases...............................................17
   7.8.      Audit...........................................................18

ARTICLE VIII         CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS.........18

   8.1.      Truth of Representations and Warranties.........................18
   8.2.      Performance.....................................................18
   8.3.      No Material Adverse Change......................................18
   8.4.      No Litigation Threatened........................................18
   8.5.      Consents........................................................19
   8.6.      Subscribers.....................................................19
   8.7.      Review of Seller................................................19
   8.8.      Seller's Closing Deliveries.....................................19

ARTICLE IX           CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS............20

   9.1.      Truth of Representations and Warranties.........................20
   9.2.      Performance.....................................................20
   9.3.      No Litigation Threatened........................................20
   9.4.      Consents........................................................20
   9.5.      Purchaser's Closing Deliveries..................................21

ARTICLE X            SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                     INDEMNIFICATION.........................................21

   10.1.     No Survival of Representations and Warranties...................21
   10.2.     Indemnification of Purchaser....................................21
   10.3.     Indemnification of Seller.......................................22
   10.4.     Expiration of Indemnification Obligations.......................22
   10.5.     Right to Contest................................................22

ARTICLE XI           MISCELLANEOUS...........................................23

   11.1.     Notices ........................................................23
   11.2.     Counterparts....................................................24
   11.3.     Governing Law...................................................24
   11.4.     Waivers.........................................................24
   11.5.     Severability....................................................24
   11.6.     Section and Article Heading References..........................24
   11.7.     Successors and Assigns; Assignment..............................25
   11.8.     Entire Agreement; Amendments....................................25
   11.9.     Expenses........................................................25
   11.10.    Knowledge of Seller.............................................25
   11.11.    Facsimile Signatures............................................25
   11.12.    Schedules.......................................................25
   11.13.    Termination of Agreement........................................26
   11.14.    Power of Attorney...............................................27

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                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 8th day of January, 1998, by and between Digital Television Services of Georgia, LLC, a Georgia limited liability company ("Purchaser") and Ocmulgee Communications, Inc., a Georgia corporation ("Seller").

                                    RECITALS

         1. Seller owns and operates the National Rural Telecommunications Cooperative's System No. 1017 (the "System") for the exclusive distribution in certain areas in the States of Georgia and Florida of DBS Services offered by DirecTv (the "Business").

         2. Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser all of Seller's rights under the NRTC/Member Agreement and the NRTC/Retail Agreement relating to the Locations, any residual rights of Seller as a member or affiliate of the NRTC to distribute DBS Services in the Locations after the termination of the NRTC Agreements and certain of the assets used in the Business, subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, Purchaser and Seller hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         The terms defined in this Article shall have the following respective meanings for all purposes of this Agreement, and the following definitions are equally applicable to both the singular and plural forms of the terms defined:

         "Accounts Payable" shall mean all accounts payable of Seller to the NRTC as of the Closing Date relating to the Business; including, without limitation, accounts payable to the NRTC with respect to wholesale bills, equipment and other services.

         "Accounts Receivable" shall mean all of the accounts receivable of Seller as of the Closing Date for all Customers which are listed on Report 19A (Accounts Receivable Summary) of the NRTC Central Billing Systems Reports.

         "Binder" shall mean the Two Hundred Fifty Thousand Dollars ($250,000) Purchaser deposited with Seller on October 22, 1997, as a good faith binder to proceed with the transactions contemplated by this Agreement.

         "Cable Programming" shall have the meaning ascribed to such term in the NRTC/Member Agreement.
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         "Cash" shall mean all cash in Seller's bank accounts at Huntington Bank as of the Closing Date.

         "Closing" shall mean the consummation and effectuation of the transactions contemplated herein pursuant to the terms and conditions of this Agreement and shall be held at 10:00 a.m. at the offices of Nelson Mullins Riley & Scarborough, L.L.P., 999 Peachtree Street, N.E., Suite 1400, Atlanta, Georgia 30309 (i) at Purchaser's election, on the later of (a) the calendar day of such month on which NRTC's accounting period closes after which all of the conditions precedent set forth in Articles VIII and IX herein have been satisfied or waived, or (b) January 30, 1998; or (ii) such other date or at such other time or place (including via mail, overnight courier or facsimile transmission) as the parties may mutually agree upon in writing. The Closing shall be as effective as of the close of business on the Closing Date.

         "Closing Date" shall mean the date on which the Closing actually occurs.

         "Commercial Establishment" shall have the meaning ascribed to such term in the NRTC/Member Agreement.

         "Committed Member Residence" shall have the meaning ascribed to such term in the NRTC/Member Agreement.

         "Current Assets" shall mean Cash, Accounts Receivable and Prepaid Expenses of Seller, which will be acquired by Purchaser at Closing.

         "Current Liabilities" shall mean Accounts Payables and Unearned Revenue of Seller which will be assumed by Purchaser at Closing.

         "Customers" shall mean those Persons, including Subscribers, which have purchased DBS Services, or entered into a binding agreement to purchase DBS and related services, from Seller at any time during the five (5) year period immediately preceding the Closing Date.

         "DBS Services" shall have the meaning ascribed to such term in the NRTC/Member Agreement.

         "DirecTv" shall mean DirecTv, Inc., a California corporation, the successor in interest and rights holder to Hughes Communications Galaxy, Inc.

         "Escrow Agent" shall mean Union Bank of California, N.A., a national banking association with offices in San Francisco, California.

         "Escrow Agreement" shall mean the Escrow Agreement dated as of the Closing Date among the Escrow Agent, Purchaser and Seller which Escrow Agreement shall be substantially in the form attached hereto as Schedule 1.1.


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         "Escrow Deposit" shall mean the Seven Hundred Fifty Thousand Dollars
($750,000) to be deposited by Purchaser with the Escrow Agent on the Closing
Date.

         "Fixed Assets" shall mean the equipment and other tangible assets, including, without limitation, any MTE terminals and demonstration units owned by Seller and used or useable in connection with the Business, which equipment and tangible assets are listed on Schedule 1.2 attached hereto.

         "Franchise" shall mean any residual rights of Seller, if any, as a member or affiliate of the NRTC to distribute DBS Services in the Locations after the termination of the NRTC Agreements.

         "GAAP" shall mean generally accepted accounting principles consistently applied.

         "Inventory" shall mean any DSS(R) subscriber equipment of Seller held for resale, other than Leased Subscriber Equipment.

         "Leased Subscriber Equipment" shall mean all DSS(R) subscriber equipment of Seller leased or rented or to be leased or rented to Subscribers, all accounts receivable arising therefrom and all records associated therewith.

         "Lien" shall mean with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, claim, escrow, right of first refusal, indenture, easement, license or other adverse claim or restriction of any kind in respect of such property or asset. For purposes of this Agreement, any restriction or limitation with respect to a security or other ownership interest (including any restriction on the right to vote, sell or otherwise dispose of such security or ownership interest) shall constitute a "Lien" thereon. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale relating to such property or asset.

         "Locations" shall mean those counties in the States of Georgia and Florida set forth on Schedule 1.3 attached hereto in which Seller has the exclusive right to distribute DBS Services pursuant to the NRTC Agreements.

         "Non-Select Services" shall have the meaning ascribed to such term in the NRTC/Member Agreement.

         "NRTC" shall mean the National Rural Telecommunications Cooperative, a District of Columbia corporation.

         "NRTC Agreements" shall mean the NRTC/Member Agreement and the NRTC/Retail Agreement.


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         "NRTC/Member Agreement" shall mean the NRTC/Member Agreement for
Marketing and Distribution of DBS Services dated January 25, 1993 by and between the NRTC and Seller, as amended by that certain Amendment as of March 25, 1994, and as may be further amended from time to time, together with all schedules and exhibits thereto, a copy of which is attached as Schedule 1.4.

         "NRTC/Retail Agreement" shall mean the NRTC/Member DBS Product Retail Agreement dated September 27, 1993 by and between the NRTC and Seller, as amended from time to time, together with all schedules and exhibits thereto, a copy of which is attached hereto as Schedule 1.5.

         "Other Assumed Agreements" shall mean the contracts and agreements, if any, set forth on Schedule 1.6 attached hereto, including any contracts and agreements with DirecTv, and leases and rental agreements of Leased Subscriber Equipment with Subscribers, copies of which are attached to such Schedule.

         "Patronage Capital" shall mean the amount of patronage capital dividends credited to the account of Seller at the NRTC for the period through the Closing Date pursuant to Article XII of the NRTC Bylaws, as amended.

         "Person" shall mean an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, joint venture or other entity or organization including a government, political subdivision or agency or instrumentality thereof.

         "Prepaid Expenses" shall mean all prepaid property taxes, prepaid supplies, advances, deposits, deferred charges and other prepaid expenses (other than prepaid insurance) shown on Seller's books and records as of the Closing Date relating to the Business which Prepaid Expenses can be credited to Purchaser's account after the Closing Date, as determined in accordance with GAAP.

         "Programming" shall mean Cable Programming and any programming provided DirecTv pursuant to the NRTC Agreements.

         "Purchase Price" shall mean the amount set forth in Section 4.1 herein.

         "Purchased Assets" shall mean only (i) the NRTC Agreements, (ii) the Other Assumed Agreements, (iii) Franchise, (iv) Current Assets, (v) Inventory,
(vi) Leased Subscriber Equipment, (vii) relationships, contracts and accounts with Customers, (viii) Fixed Assets, (ix) Records, (x) telephone numbers used in the Business, and (xi) all other assets of Seller, whether tangible or intangible, used in connection with the Business, specifically excluding the Patronage Capital.

         "Records" shall mean all files, books and records relating to the provisions of DBS Services by Seller in the Locations, including, without limitation, copies of Customer and



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prospective customer lists, computer programs, tapes and electronic data processing software, accounting journals and ledgers, accounts receivable records, and all NRTC reports, correspondence and other documents relating to the NRTC Agreements and Other Assumed Agreements and compliance therewith.

         "Subscriber" as of any date shall mean a Customer who, at a minimum (i) is reported by the NRTC as an active subscriber subscribing to a core DirecTv programming package (except commercial subscribers), (ii) on the last day of the calendar month prior to such date, does not have an account more than sixty (60) days past due from the date payment is due, (iii) is not an employee or agent of the service provider or charged a fee that is nominal (e.g., demonstration unit) or substantially below the service provider's published rates, and (iv) has not given notice of intent to discontinue service and is not pending disconnection for any reason, and (v) does not reside outside the Locations or is not otherwise a Committed Member Residence (as defined in the NRTC/Member Agreement).

         "Survival Termination Date" shall mean March 15, 1999.

         "Termination Date" shall mean March 31, 1998.

         "Unearned Revenue" shall mean all unearned revenue, advance payments and deposits associated with Customer credit balances of Seller as of the Closing Date which are listed on Report 17 (Unearned Revenue Report) of the NRTC Central Billing System Reports.

                                   ARTICLE II

                         SALE AND PURCHASE OF THE ASSETS

         2.1. SALE AND PURCHASE OF ASSETS. Subject to the terms and conditions of this Agreement, Seller shall sell, transfer, assign and convey the Purchased Assets to Purchaser, and Purchaser shall purchase, acquire and accept from Seller all of Seller's right, title and interest in and to the Purchased Assets, free and clear of any and all Liens, on the Closing Date for the consideration set forth in this Agreement. The sale, transfer, assignment and conveyance of the Purchased Assets shall be made by the execution and delivery at Closing of
(i) an Assignment and Assumption Agreement substantially in the form attached hereto as Schedule 2.1(a) (the "Assignment"), and (ii) a bill of sale substantially in the form attached hereto as Schedule 2.1(b) (the "Bill of Sale"), and (iii) such other recordable instruments of assignment, transfer and conveyance as Purchaser shall reasonably request.

                                   ARTICLE III

                  ASSUMPTION OF LIABILITIES/EXPRESS EXCLUSIONS

         3.1. LIABILITIES OF SELLER. As of the Closing Date, Purchaser shall assume and agree to pay, perform and otherwise discharge all obligations of Seller with respect to the following:


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                  (a) the NRTC Agreements to the extent the obligations therein arise out of the provision of DBS Services to Customers and accrue on or after the Closing Date;

                  (b) the Other Assumed Agreements to the extent the obligations therein arise on or after the Closing Date; and

                  (c) all Current Liabilities as of the Closing Date.

         Anything in this Agreement to the contrary notwithstanding, except for the liabilities specifically set forth in this Section 3.1, Purchaser shall not assume or be deemed to have assumed under this Agreement, by reason of the transactions contemplated by this Agreement, or otherwise, any other trade or other accounts payable, accrued expenses, debts, liabilities, obligations or commitments of Seller of any nature whatsoever, known or unknown, and the execution, delivery and performance of this Agreement shall not render Purchaser liable for any such debt, liability, obligation or commitment.

         By way of example and not as an exhaustive list, the following liabilities and obligations of Seller are expressly not assumed by Purchaser, pursuant to this Agreement or otherwise:

                  A. any liabilities or obligations of Seller under or with respect to any employment agreement or any pension, profit-sharing, retirement, disability or other benefit plan entered into or established by Seller with or for the benefit of any employee of Seller; and

                  B. any liabilities or obligations of any kind arising out of incidents, occurrences, actions or failures to act by or pertaining to Seller, which occurred prior to the Closing Date, including, without limitation, liabilities or obligations arising from (i) the distribution, sale or provision of any services of Seller, or (ii) any failure or alleged failure to comply with any federal, state or local law, rule or regulation applicable to Seller or the Business.

Purchaser agrees to promptly notify Seller of any claims which Purchaser obtains knowledge of which arise out of or result from liabilities of Seller not assumed by Purchaser pursuant to this Agreement.

                                   ARTICLE IV

                    PURCHASE PRICE; PAYMENT OF PURCHASE PRICE

         4.1. PURCHASE PRICE. The purchase price for the Purchased Assets (the "Purchase Price") shall be Nine Million Five Hundred Thousand Dollars ($9,500,000), subject to adjustment as provided in Section 4.4 herein.

         4.2. PAYMENT OF PURCHASE PRICE. On the Closing Date, Purchaser shall pay the Purchase Price to Seller as follows:


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                  (a) Seller shall be entitled to retain the Binder.

                  (b) The sum of Eight Million Five Hundred Thousand Dollars ($8,500,000), subject to adjustment as provided for in Section 4.3 herein, by certified or cashier's check, or by wire transfer of immediately available funds to an account or accounts designated in writing by Seller (the "Closing Payment").

                  (c) Purchaser shall deliver the Escrow Deposit to the Escrow Agent to be held by the Escrow Agent pursuant to the Escrow Agreement.

         4.3.     ADJUSTMENT TO PURCHASE PRICE.

                  (a) The Closing Payment shall be (i) increased by (A) the parties' good faith estimate of the Current Assets of Seller, and (B) Five Hundred Dollars ($500) times the excess of (1) the number of new Subscribers in the Locations to the Total Choice Package (or its equivalent) on the Closing Date over (2) the number of Subscribers in the Locations to the Total Choice Package (or its equivalent) on January 9, 1998; and (ii) decreased by the parties' good faith estimate of the Current Liabilities of Seller as of the Closing Date (the "Closing Adjustment"), which adjustment shall be subject to final adjustment as provided for in paragraph (c) below.

                  (b) No later than sixty (60) days after the Closing Date, or within three (3) days after receipt of the necessary accounting data from the NRTC Central Billing System, whichever is later, Purchaser shall prepare and deliver to Seller a balance sheet reflecting the Current Assets and Current Liabilities of Seller as of the Closing Date (the "Closing Date Balance Sheet"), prepared on a basis consistent with GAAP. For purposes of the Closing Adjustment and the Final Closing Adjustment (as hereinafter defined), the amount of Accounts Receivable of Seller to be included in the Closing Date Balance Sheet shall include only Accounts Receivable of Subscribers as reflected on Report 18A (Subscriber Accounts Receivable Aging By Account) of the NRTC Central Billing System Reports which are less than sixty (60) days past due. The Closing Date Balance Sheet and the Final Closing Adjustment shall not include as a Current Asset any accounts receivable arising from Leased Subscriber Equipment. Except as set forth in this Section 4.3(b), no other assets or liabilities shall be included in the Closing Date Balance Sheet, including, Leased Subscriber Equipment or Inventory. Seller shall make available to Purchaser such documentation, back-up, invoices, and books and records of Seller as Purchaser may reasonably request.

                  (c) Seller and Purchaser shall negotiate in good faith to reconcile any discrepancies which may arise in connection with the determination of the Closing Date Balance Sheet. If Seller and Purchaser are unable to reconcile such discrepancies, Seller shall have fifteen (15) days from presentment of the Closing Date Balance Sheet by Purchaser to notify Purchaser if Seller wishes to have Purchaser's determination examined. If Seller elects to have Purchaser's determination examined, it shall be submitted to the determination in Atlanta, Georgia, by the Certified Public Accounting firm of KPMG Peat Marwick (or any other independent Certified Public Accounting firm mutually acceptable to Seller and Purchaser), the cost of such examination



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to be paid fifty percent (50%) by Seller and fifty percent (50%) by Purchaser.
The determination by Purchaser shall be final and binding on the parties unless Seller elects to have an examination as provided herein, in which case the results of the examination shall be made within thirty (30) days of such referral, and shall be final and binding on the parties (the "Final Closing Adjustment").

                  (d) To the extent the Final Closing Adjustment is less than the Closing Adjustment, Seller shall pay the difference in cash to Purchaser within five (5) days after the final determination. In the event the Final Closing Adjustment is greater than the Closing Adjustment, Purchaser shall pay such excess in cash to Seller within five (5) days after the final determination. If, following any payment pursuant to this Section 4.3(d), an error (in billing or reporting by NRTC or otherwise) is thereafter discovered which would have affected the Final Closing Adjustment, the party in whose favor the error was made shall immediately pay in cash the amount of such error to the other party.

         4.4. ALLOCATION OF PURCHASE PRICE. The parties have agreed, after arms-length negotiations, to allocate the Purchase Price among the Purchased Assets on the basis set forth on Schedule 4.4 to be delivered at the Closing, and the parties shall make all federal, state and local tax filings consistent therewith.

                                    ARTICLE V

                     SELLER'S REPRESENTATIONS AND WARRANTIES

         To induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Purchaser as follows:

         5.1. ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, with all requisite power and authority to own and operate the Business as it is now conducted and to own the Purchased Assets in the places where the Business is now conducted and where the Purchased Assets are now owned or operated.

         5.2. AUTHORITY.

                  (a) Seller has full power and authority to execute, deliver and perform this Agreement and all agreements and transactions contemplated hereby. The execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly authorized by Seller and, except for the consent of the NRTC, DirecTv and the other Persons set forth on Schedule 5.2(b) attached hereto, no other action or proceeding on the part of any other party is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and each of the other agreements to be executed by Seller pursuant to the terms hereof will constitute upon execution and delivery, a legal, valid and binding obligation of Seller enforceable in accordance with its terms.


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

                  (a) Except for the NRTC, DirecTv and the other Persons set forth on Schedule 5.2(b) attached hereto, the execution, delivery and performance of this Agreement or any document related hereto by Seller and the consummation by Seller of all of the transactions contemplated hereby or thereby will not (with or without the giving of notice or the lapse of time or both) (i) violate or require any consent or approval under any applicable provision of any judgment, order, writ, injunction, decree, rule, regulation or law; (ii) require any consent under, conflict with, result in termination of, accelerate the performance required by, result in a breach of, constitute a default under or otherwise violate the terms of any agreements, instruments or other obligations to which Seller is a party or by which Seller or any of the Purchased Assets may be bound or affected; (iii) require any consent or approval by, notice to or registration with any governmental authority or any other Person; (iv) conflict with or violate any provision of Seller's organizational documents; or (v) result in the creation of a Lien upon any of the Purchased Assets howsoever arising.

         5.3.     TITLE TO THE PURCHASED ASSETS.

                  (a) Seller has good and marketable title to all of the Purchased Assets, free and clear of all Liens except those Liens disclosed on
Schedule 5.3(a) attached hereto and the transfer documents are effective to transfer such title.

                  (b) Immediately following the Closing, Purchaser shall have sufficient title in and to the Purchased Assets to operate and conduct the Business in the same fashion as Seller was conducting the Business in the ordinary course prior to the Closing Date.

         5.4. CONDITION OF FIXED ASSETS. All of the Fixed Assets set forth on
Schedule 1.2 are in good operating condition, in a state of good maintenance and repair, and are adequate and suitable for the purposes which are presently being used. All appropriate repair and maintenance of the Fixed Assets has been performed on a current basis. Except as set forth on Schedule 5.4 attached hereto, none of the Fixed Assets are in need of any repairs which are outside the ordinary course of maintenance and repairs routinely performed by Seller in the past, and no currently needed repairs are reasonably likely to cost, either singularly or in the aggregate with respect to all Fixed Assets, in excess of Five Thousand Dollars ($5,000).

         5.5.     NRTC MEMBERSHIP; DBS DISTRIBUTION RIGHTS.

                  (a) Attached hereto as Schedules 1.4, 1.5 and 1.6 are true and complete copies of each of the NRTC/Member Agreement, the NRTC/Retail Agreement, and the Other Assumed Agreements, if any, respectively, together with all amendments, schedules and exhibits thereto. The NRTC/Member Agreement grants Seller the exclusive right to distribute DBS Services in the Locations, except as set forth in the NRTC/Member Agreement.


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

                  (b) Seller has paid all sums to NRTC or DirecTv, as appropriate, required under the NRTC/Member Agreement such that Seller is entitled to the marketing and sales revenues as provided therein.

                  (c) Seller is in full compliance in all material respects with any and all membership, affiliation, licensing or other requirements or arrangements as may have been established by NRTC or DirecTv pursuant to the NRTC Agreements, or otherwise.

                  (d) Seller is not in breach of the NRTC Agreements, nor has Seller failed to perform any material obligation under the NRTC Agreements. Seller has not received notice of any such breach or non-performance at any time of such NRTC Agreements. To the best of Seller's knowledge, no other party to any of the NRTC Agreements is in default thereunder or has failed to perform any material obligation thereunder.

         5.6. INVENTORY. The Inventory will not, as of the Closing Date, include any items below standard quality, obsolete or sub-prime. The Inventory shall consist solely of undamaged, original units in original, sealed cartons. Seller owns all of the Inventory free and clear of any and all Liens and has full power and authority to transfer the Inventory to Purchaser.

         5.7. ACCOUNTS RECEIVABLE. The Accounts Receivable represent arms' length transactions with Customers made in the ordinary course of business and none of the Accounts Receivable are subject to any counterclaim or setoff.

         5.8. PREPAID EXPENSES. Each of the Prepaid Expenses is reasonable in amount, was incurred and paid in the ordinary course of business and can be utilized in the Business after the Closing Date.

         5.9 FINANCIAL STATEMENTS. Seller has delivered to Purchaser true and complete copies of the audited financial statements of Seller as of December 31, 1996 and for the year then ended (the "Audited Financial Statements"). The Audited Financial Statements (i) are correct and complete and in accordance with the books and records of Seller, (ii) fairly present the financial conditions, assets and liabilities of Seller as at their respective dates and the results of the operations and changes in cash positions for the periods covered thereby,
(iii) have been prepared in accordance with GAAP consistently applied, and (vi) have been audited by Arthur Andersen LLP. Seller has also delivered to Purchaser true and complete copies of the unaudited financial statements of Seller as of December 31, 1996 and September 30, 1997 and for the months then ended (collectively, the "Unaudited Financial Statements"). The Unaudited Financial Statements (i) are correct and complete in accordance with the books and records of Seller and (ii) fairly present the financial condition of Seller as of such dates and the results of its operations for the periods covered thereby.

         5.10. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
Schedule 5.10 attached hereto and other than changes or events which have affected the DBS industry in general, since December 31, 1996 there has not been:

                  (a) any change in the position, financial or otherwise, assets, liabilities, earnings, book value, Business or operations of Seller which is materially adverse, singularly or in the aggregate;

                  (b) any obligation or liability incurred by Seller (whether absolute, accrued, contingent or otherwise and whether due or to become due) other than obligations or liabilities incurred in the ordinary course of business and consistent with past practices;

                  (c) any termination or waiver of any rights of Seller of material value to the Business or to Seller;

                  (d) any damage, destruction or loss, whether or not covered by insurance, adversely affecting the Business or the Purchased Assets;

                  (e) the adoption of any statute, rule, regulation or order which adversely affects the Business or the Purchased Assets;

                  (f) any sale, transfer or other disposition of any of the Purchased Assets to any party, except for dispositions of surplus or used equipment or other dispositions in the ordinary course of business; or

                  (g) any agreement to do any of the foregoing.

         5.11. LICENSES AND PERMITS. Attached hereto in Schedule 5.11 is a list of all federal, state, local and foreign permits, certificates, licenses, approvals and other authorizations necessary in the conduct of the Business. All such licenses and permits of Seller are in full force and effect, and no violations are or have been recorded in respect thereof, and no proceeding is pending or threatened to revoke or limit any thereof. Seller and its conduct of the Business is in compliance with all applicable laws, statutes, ordinances, rules, regulations and order of any federal, foreign, state or local government and any other government department or agency, and in any judgment, decision, decree or order of any court or governmental agency, department or authority.

         5.12.    TAX MATTERS.

                  (a) Seller has timely filed all federal, state, local and foreign tax returns and tax reports required to be filed with respect to the Business with the appropriate governmental agency in all jurisdictions in which such returns and reports are required to be filed. All such returns and reports are true, correct and complete, and all amounts shown as owing on them have been paid, including all interest, penalties, deficiencies and assessments heretofore levied or assessed against Seller. Seller has duly withheld, collected and timely paid over, or holds for such payment, to the proper governmental authorities all taxes required to be withheld or collected by it. There is no agreement for extension of time of assessment or payment of any taxes of

Seller. No waiver of any statute of limitations has been executed by Seller for any tax year which remains open or unsettled. To the best knowledge, information and belief of Seller, there is no examination or audit pending by the Internal Revenue Service or by any state or local taxing authority with respect to the tax matters of Seller. There is no liability for taxes or any tax deficiency or the existence of any basis from which liability for taxes or tax deficiency, including interest and penalties, might be asserted against Seller for any period in excess of the applicable reserve for taxes, if any, and Seller has no knowledge of any such liability or deficiency or the existence of any basis therefor.

                  (b) All federal, state, local and foreign income, profits, franchise, sales, use, occupation, property, excise and other taxes (including interest and penalties), if any, payable by Seller or relating to or chargeable against the Purchased Assets or chargeable against Seller's revenue or income have been fully paid or are not past due and are fully disclosed and accrued on the books and records of Seller and the proper amount of reserves exist for the payment thereof.

         5.13. DISCLOSURES. No representation or warranty made by Seller in this Agreement, and no statement made in any schedule, exhibit, certificate or other writing delivered or to be delivered in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit any statement of a material fact necessary to make the statements contained herein or therein not misleading.

         5.14. LITIGATION. Except as set forth in Schedule 5.14 attached hereto, there are no actions, suits, proceedings, orders, investigations or claims pending or, to the best of Seller's knowledge, any threats against or affecting Seller, the Purchased Assets or the Business, at law or in equity, before any court, arbitration panel, tribunal or governmental department, commission, board, bureau, agency or instrumentality.

         5.15. LEASED SUBSCRIBER EQUIPMENT. To the best of Seller's knowledge, none of the Leased Subscriber Equipment is in need of any repairs which are outside the ordinary course of maintenance and repairs routinely performed by Seller in the past.

         5.16 BROKERS, FINDERS. No agent, broker, investment banker or other person acting on behalf of Seller, or under its authority, is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transaction contemplated by this Agreement.

                                   ARTICLE VI

                   PURCHASER'S REPRESENTATIONS AND WARRANTIES

         To induce Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser hereby represents and warrants to Seller as follows:

         6.1. ORGANIZATION. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia, with all requisite power to own and operate its business as it is now conducted.

         6.2. AUTHORITY.

                  (a) Purchaser has full power and authority to execute, deliver, and perform this Agreement. The execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly authorized by Purchaser and no other action or proceeding on the part of any other party is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser, and constitutes, and each of the other agreements to be executed pursuant to the terms hereof upon execution and delivery will constitute, a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms.

                  (b) Except for the NRTC, DirecTv and the other Persons set forth on Schedule 6.2(b) attached hereto, the execution, delivery and performance of this Agreement or any other document related hereto by Purchaser and the consummation by Purchaser of all of the transactions contemplated hereby or thereby will not (with or without the giving of notice or the lapse of time or both) (i) violate or require any consent or approval under any applicable provision of any judgment, order, writ, injunction, decree, rule, regulation or law; (ii) require any consent under, conflict with, result in the termination of, accelerate the performance required by, result in the breach of, constitute a default under or otherwise violate the terms of any agreements, instruments or other obligations to which Purchaser is a party; (iii) require any consent or approval by, notice to or registration with any governmental authority or any other Person; or (iv) violate any provision of Purchaser's Articles of Organization or Operating Agreement.

         6.3. DISCLOSURES. No representation or warranty made by Purchaser in this Agreement, and no statement made in any schedule, exhibit, certificate or other writing delivered or to be delivered in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit any statement of a material fact necessary to make the statements contained herein or therein not misleading.

         6.4. BROKERS, FINDERS. No agent, broker, investment banker or other person acting on behalf of Purchaser, or under its authority, is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transaction contemplated by this Agreement.

                                   ARTICLE VII

                                    COVENANTS

         7.1. CONDUCT OF THE BUSINESS PRIOR TO CLOSING DATE. From the date hereof through and until the Closing Date, unless performance of the following obligations is waived by Purchaser (in its sole discretion) in advance and in writing, Seller shall:

                  (a) consult with Purchaser on a regular basis with respect to all decisions which might adversely affect the Business or the Purchased Assets;

                  (b) not modify, amend, alter or terminate any of the NRTC Agreements or any of the Other Assumed Agreements, or waive any default or breach thereunder;

                  (c) comply in all material respects with the NRTC Agreements and the Other Assumed Agreements, use its best efforts to cure any default or breach thereunder, and promptly notify Purchaser upon receipt of notice of any default or breach thereunder;

                  (d) maintain its Records in accordance with prior practice, maintain the Purchased Assets in their present condition, ordinary wear and tear excepted, consistent with past practice, and otherwise use its best efforts to operate the Business as currently operated and in the ordinary course in accordance with practices during the twelve (12) months preceding the date of this Agreement;

                  (e) not sell, transfer, dispose or permit a Lien, directly or indirectly, on any of the Purchased Assets, except for sales or dispositions of Inventory in the ordinary course of business;

                  (f) use its best efforts to preserve intact the current business organization and relationships with employees, suppliers, advertisers, Customers and other Persons having dealings with Seller relating to the Business;

                  (g) operate the Business in all material respects in accordance with the NRTC Agreements, comply in all material respects with all laws, rules and regulations applicable to it, including the regulations and policies of the NRTC and DirecTv;

                  (h) provide to Purchaser, concurrently with filing, sending or receipt thereof, copies of all reports to and other filings and correspondence with the NRTC and DirecTv;

                  (i) provide to Purchaser, promptly upon receipt thereof by Seller, a copy of (i) any notice of the revocation, suspension or limitation of the rights under, or of any proceeding for the revocation, suspension, or limitation of the rights under, any of the NRTC Agreements, and (ii) copies of all protests, complaints, challenges or other documents submitted to or filed with the

NRTC or DirecTv by third parties concerning the Business and, promptly upon the filing or making thereof, copies of Seller's responses thereto; and

                  (j) notify Purchaser in writing immediately upon learning of the institution or threat of any action against Seller in any court, or any action against Seller before any governmental agency, and notify Purchaser in writing promptly upon receipt of any administrative or court order relating to the Business. Without limiting the generality of the foregoing, Seller shall not take any of the actions (over which Seller can exercise control) listed in
Section 5.9 herein.

         7.2.     ACCESS.

                  (a) Prior to the Closing, Purchaser may, through its employees, agents and representatives, make or cause to be made such investigation of Seller, its Records and the Business as Purchaser deems necessary or advisable and shall have full access to the auditors and attorneys of Seller. Seller shall permit Purchaser and its employees, agents and representatives, on reasonable notice, to have access during normal business hours to its premises, personnel and Records. Seller shall cooperate to provide access to its Customers, suppliers, lenders and such other parties as Purchaser may reasonably request. Seller shall, and shall cause its officers, attorneys and accountants to, furnish Purchaser with such financial and operating data and other information as Purchaser from time to time shall reasonably request. No investigation by Purchaser shall in any way affect or otherwise diminish the representations, warranties and covenants of Seller hereunder.

                  (b) Purchaser will hold, and will cause its authorized representatives (including its investors and lending institutions) to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or official request or by other requirements of law, all documents and information concerning Seller and the Business furnished to Purchaser in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by Purchaser, (ii) in the public domain through no fault of Purchaser, or (iii) later lawfully acquired by Purchaser from other sources) and will not release or disclose such information to any other Person, except its auditors, attorneys, financial advisors and other consultants and advisors and lending institutions (including banks) in connection with this Agreement, it being understood that such Persons shall be informed by such party of the confidential nature of such information and shall be directed by such party and shall have agreed to treat such information as confidential. In the event that the transactions contemplated herein are not consummated for any reason, Purchaser will, upon request by Seller, promptly return to Seller all copies of any schedules, statements, documents or other written information obtained in connection herewith, without retaining any copies or summaries thereof, and shall maintain such confidence except to the extent such information comes into the public domain through no fault of Purchaser.

         7.3. CONSENT OF NRTC, DIRECTV AND OTHERS. Seller and Purchaser shall join in and deliver the requests for the consent of the NRTC and DirecTv to the transfer of the NRTC Agreements, and such other requests for consent that Purchaser reasonably determines may be necessary or appropriate to consummate the transactions contemplated hereby and they will each diligently take all steps necessary or desirable to obtain such consents. The failure of either of the parties to timely file or diligently seek the consents, or to cooperate fully with the other party with respect thereto, shall be deemed a material breach of this Agreement.

         7.4. PUBLIC ANNOUNCEMENTS; CONFIDENTIALITY. Seller and Purchaser (a) shall agree in advance as to timing, form and content before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any press release or make any public statement prior to reaching agreement, except as may be required by law (including federal and state securities laws), contractual relationships with the NRTC or DirecTv, or auditor or lender requirements; provided, however, that no party shall disclose the Purchase Price hereunder without the prior written consent of the other party hereto; and (b) agree to maintain the confidentiality of this Agreement and the terms hereof and any information exchanged by the parties in connection with the consummation of the transaction contemplated hereby, except as may be required by law (including federal and state securities laws), contractual relationships with the NRTC or DirecTv, or auditor or lender requirements.

         7.5. BEST EFFORTS. Subject to the terms and conditions herein provided, Seller and Purchaser agree to use their best efforts to take, execute, acknowledge and deliver, or cause to be taken, executed, acknowledged and delivered, all actions, deeds, assignments, documents, instruments, transfers, conveyances, discharges, releases, assurances and consents, and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and all applicable laws and regulations to consummate, confirm, perfect, evidence and otherwise make effective the transactions contemplated by this Agreement, including actions necessary to obtain all requisite assignments of agreements and contracts, and to fulfill the requirements of Articles VIII and IX hereof on or prior to the Closing Date.

         7.6. EXCLUSIVE DEALING. During the period from the date of this Agreement to the Closing Date, Seller will refrain, and will cause all of its agents and employees to refrain, from taking, directly or indirectly, any action to encourage, initiate, solicit or continue any discussions or negotiations with, or any other offers from, any other Person concerning a merger, sale of substantial stock or any similar transaction concerning Seller which would affect the Business, or the sale of the Purchased Assets or any portion thereof.

         7.7. SUBSCRIBER LEASES. From and after the date hereof, Seller covenants and agrees to use its best efforts to keep in full force and effect all leases or rentals of Leased Subscriber Equipment between Seller and Subscribers and shall refrain from taking, directly or indirectly, any action to encourage any Subscribers to terminate such leases.

         7.8. AUDIT. Seller agrees that from and after the date hereof, Purchaser shall have the right, at its sole cost and expense, and upon reasonable notice, to audit Seller's Records pertaining to the Business and the Purchased Assets and Seller shall cooperate fully with Purchaser's auditors, including, but not limited to, granting such auditors reasonable access to Seller's premises, personnel and Records pertaining to the Business and the Purchased Assets, and furnishing such auditors with any information and data which they may reasonably request, related to the Business and the Purchased Assets.

                                  ARTICLE VIII

                 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

         Purchaser's obligations to perform this Agreement and consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Purchaser), on or before the Closing Date, of each of the following conditions precedent:

         8.1. TRUTH OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Seller contained in this Agreement, and all representations and warranties set forth in any schedule or exhibit attached hereto, shall have been true, complete and correct when made and as of the Closing Date, without the necessity of any material amendment or modification, with the same force and effect as if made as of the Closing Date.

         8.2. PERFORMANCE. Each of the agreements, obligations, conditions and covenants to be performed or complied with by Seller on or before the Closing Date pursuant to the terms hereof shall have been duly performed or complied with on or before the Closing Date.

         8.3. NO MATERIAL ADVERSE CHANGE. Prior to the Closing Date and except as otherwise permitted by this Agreement, there shall not have occurred any material adverse change in the financial condition, Business, assets or results of operations of Seller or the Purchased Assets.

         8.4. NO LITIGATION THREATENED. No action, suit or other proceeding shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim, the consummation of which would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

         8.5. CONSENTS. All authorizations and approvals of or consents of, or filings with, any governmental authority or other Person required to be obtained or made by Seller in connection with the Closing (including, without limitation, the consent of the NRTC and DirecTv as provided for in Section 7.3 herein) shall have been duly obtained by Seller and shall be in full force and effect without conditions which are materially adverse to Purchaser.

         8.6. SUBSCRIBERS. On the Closing Date, Seller shall have at least 4,600 Subscribers, which Subscribers shall have been acquired in the ordinary course of business and shall have substantially the same distribution among programming packages as the Subscribers on October 22, 1997.

         8.7 REVIEW OF SELLER. The satisfactory completion, in Purchaser's sole discretion, on or before November 15, 1997 of Purchaser's due diligence investigation covering the Business as provided in Section 7.2 herein.

         8.8. SELLER'S CLOSING DELIVERIES. Seller shall have delivered to Purchaser the following at Closing:

                  (a) the Assignment, the Bill of Sale and other instruments of transfer to effectively assign, transfer and convey good and marketable title to the Purchased Assets as Purchaser shall reasonably request, in form and substance reasonably satisfactory to Purchaser;

                  (b) copies of the Records which Purchaser may reasonably request;

                  (c) a certified copy of Resolutions of the Board of Directors and Shareholders of Seller authorizing the execution, delivery and performance of this Agreement;

                  (d) certificate of good standing of Seller from the Secretary of State of Georgia;

                  (e) evidence satisfactory to Purchaser that all Liens on the Purchased Assets have been removed or otherwise addressed to Purchaser's satisfaction;

                  (f) a list of the Accounts Receivable from all Customers (Reports 18A and 19A) and a list of the Unearned Revenue (Report 17), each as of the most recently available NRTC billing period ending prior to the Closing Date;

                  (g) a certificate signed by Seller's president, dated the Closing Date, to the effect that the conditions set forth in this Article VIII have been satisfied;

                  (h) an opinion of Jones, Cork & Miller, LLP counsel to Seller, in form and substance reasonably acceptable to Purchaser;

                  (i) a certificate signed by Seller's president, dated the Closing Date, regarding the transfer of Seller's accounts at Huntington Bank;

                  (j) Noncompetition Agreements with each of Seller and Dr. George S. Walker, substantially in the form attached hereto as Schedule 8.8; and

                  (k) such other documents and instruments as may be reasonably requested and satisfactory to Purchaser and its counsel in connection with Seller's satisfaction of its obligations hereunder.

                                   ARTICLE IX

                  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

         Seller's obligations to perform this Agreement and consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Seller), on or before the Closing Date, of each of the following conditions precedent:

         9.1. TRUTH OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Purchaser contained in this Agreement, and all representations and warranties set forth in any schedule or exhibit attached hereto, shall have been true, complete and correct when made and as of the Closing Date, without the necessity of any material amendment or modification, with the same force and effect as if made as of the Closing Date.

         9.2. PERFORMANCE. Each of the agreements, obligations, conditions and covenants to be performed or complied with by Purchaser on or before the Closing Date pursuant to the terms hereof shall have been duly performed or complied with on or before the Closing Date.

         9.3. NO LITIGATION THREATENED. No action, suit or other proceeding shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim, the consummation of which would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

         9.4. CONSENTS. All authorizations and approvals of or consents of, or filings with, any governmental authority or other Person required to be obtained or made by Purchaser in connection with the Closing (including without limitation, the consent of the NRTC and DirecTv as provided for in Section 7.3 herein) shall have been duly obtained by Purchaser and shall be in full force and effect without conditions which are materially adverse to Seller.

         9.5. PURCHASER'S CLOSING DELIVERIES. Purchaser shall have delivered to Seller the following at Closing:

                  (a) the Closing Payment;

                  (b) a certified copy of Resolutions of the member of Purchaser authorizing the execution, delivery and performance of this Agreement;

                  (c) a certificate signed by Purchaser's member, dated the Closing Date, to the effect that the conditions set forth in this Article IX have been satisfied;

                  (d) an opinion of Nelson Mullins Riley & Scarborough, L.L.P., counsel to Purchaser, in form and substance reasonably acceptable to Seller; and

                  (e) a certificate signed by Purchaser's member, dated the Closing Date, regarding the transfer of Seller's accounts at Huntington Bank.

                                    ARTICLE X

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                                 INDEMNIFICATION

         10.1. NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as otherwise specifically provided herein, each and every representation and warranty contained in this Agreement shall expire with, and be terminated and extinguished by the Closing or the termination of this Agreement pursuant to
Section 11.13 hereof, and thereafter, except and to the extent otherwise specifically provided herein, neither Purchaser, Seller or any member, director, officer or representative thereof shall be under any liability whatsoever with respect to any such representation or warranty. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made. All statements contained herein or in any schedule, exhibit, certificate, list or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties.

         10.2. INDEMNIFICATION OF PURCHASER. Seller, and its successors, and assigns shall indemnify, reimburse and hold Purchaser and its members, officers, subsidiaries, affiliates, successors, assigns and agents harmless from, against, for and in respect of any and all damages, losses, settlement payments, obligations, liabilities, claims, demands, actions or causes of action, judgments, encumbrances, costs and expenses (including reasonable attorneys' fees) (collectively, the "Indemnifiable Damages") relating to, resulting from or arising out of (i) any misrepresentation, untruth, inaccuracy, breach or nonfulfillment of any representation, warranty, agreement or covenant of Seller contained in or made in connection with this Agreement or in any schedule, exhibit, certificate or other document delivered pursuant hereto, (ii) the failure of Seller to pay, perform or discharge promptly when due any of its obligations, liabilities and debts except as provided under this Agreement,
(iii) any liability or obligation relating to the operation of the Business prior to the Closing Date, (iv) any breach or default prior to the Closing Date by Seller under any of the NRTC Agreements, (v) any state or local sales, use, excise, personal property or similar tax liability (including penalties and interest) of Seller, (vi) any liability or obligation relating to or arising from the Multimedia Communications Group, Wireless Cable Associates, L.C. litigation prior to or after the Closing Date; and (vii) any other liabilities, obligations or claims, whether absolute or contingent, known or unknown, matured or unmatured and not expressly assumed by Purchaser hereunder.

         10.3. INDEMNIFICATION OF SELLER. Subject the limitations hereinafter set forth, Purchaser shall indemnify, reimburse and hold Seller and its shareholders, officers, directors, subsidiaries and affiliates harmless from, against, for and in respect of any and all Indemnifiable Damages (as defined in Section 10.2 above) relating to, resulting from or arising out of (i) any misrepresentation, untruth, inaccuracy, breach or nonfulfillment of any representation, warranty, agreement or covenant of Purchaser contained in or made in connection with this Agreement or in any schedule, exhibit, certificate or other document delivered pursuant hereto, (ii) the failure of Purchaser to pay, perform or discharge promptly when due (a) its obligations set forth in
Section 4.2 herein, or (b) the Current Liabilities, (iii) the assertion against Seller of any liability or obligation relating to Purchaser's operation of the Business after the Closing Date, and (iv) any breach or default after the Closing Date by Purchaser under the NRTC Agreements.

         10.4. EXPIRATION OF INDEMNIFICATION OBLIGATIONS. The indemnification obligations of Seller under Sections 10.2(i), (ii), (iii), (iv) and (vi) and Purchaser under Section 10.3 above shall expire and terminate on the Survival Termination Date, unless, prior to such termination, the party entitled to indemnification hereunder (the "Indemnified Party") shall have provided written notice to the other party hereto obligated to provide indemnification pursuant to Sections 10.2 or 10.3 herein (the "Indemnifying Party") of an assertion by the Indemnified Party of a right to indemnification under Sections 10.2 or 10.3 ("Indemnification Claim").

         10.5. RIGHT TO CONTEST.

                  (a) If the Indemnified Party receives notice or has knowledge of any claim for which it believes the Indemnifying Party is obligated to provide indemnification, the Indemnified Party shall provide the Indemnifying Party with an Indemnification Claim within twenty (20) days of its receipt of same, but in no event later than ten (10) days prior to the date a responsive pleading with respect to such Indemnification Claim is due. The Indemnification Claim shall set forth a brief description of the facts giving rise to such a claim and the amount (or reasonable estimate) of the Indemnifiable Damages suffered or which may be suffered by the Indemnified Party. The Indemnified Party shall, at the expense of the Indemnifying Party, provide all information regarding the contest or defense of the claim and cooperate fully with the Indemnifying Party in the conduct of any such contest or defense. Before being required to make any payment pursuant to Sections 10.2 or 10.3 herein, the Indemnifying Party may, at its own expense, elect to undertake and control the defense of, and take all necessary steps properly to contest any claim in respect thereof involving third parties or to prosecute such claim to conclusion or settlement satisfactory to the Indemnified Party. If the Indemnifying Party makes the foregoing election, then the Indemnified Party shall have the right to participate, at its own expense, in all proceedings but shall not admit any liability, settle, compromise, pay or discharge the claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not make such election, it shall be obligated to pay the costs of defending or prosecuting such claim and shall be bound by whatever result is obtained by the Indemnified Party respecting such claim.

                  (b) Except as otherwise specifically provided herein, the remedies provided in this Agreement shall be cumulative and shall not preclude assertion by any party of any other rights or the seeking of any other remedies against any other party hereto.

                                   ARTICLE XI

                                  MISCELLANEOUS

         11.1. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, upon personal delivery, upon receipted delivery by overnight courier, charges prepaid or charged to the sender's account if delivery is confirmed by the delivery service, upon receipt of a confirmed transmission if by facsimile transmission, or three (3) days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, as follows (or at such other address for a party as shall be specified by like notice; provided that notice of a change of address shall be effective only upon receipt thereof):

         To Purchaser:             Digital Television Services of Georgia, LLC
                                   Building C-200
                                   880 Holcomb Bridge Road
                                   Roswell, Georgia  30076
                                   Attention:  Douglas S. Holladay, Jr.

         with a copy to:           C. Mark Kelly, Esq.
                                   Nelson Mullins Riley & Scarborough, L.L.P.
                                   NationsBank Corporate Center, Suite 2600
                                   100 North Tryon Street
                                   Charlotte, North Carolina  28202

         To Seller:                Ocmulgee Communications, Inc.
                                   107 Professional Center
                                   Eastman, Georgia  31023
                                   Attn: Dr. George S. Walker

         with a copy to:           W. Carter Bates III, Esq.
                                   Jones, Cork & Miller, LLP
                                   500 SunTrust Bank Building
                                   435 Second Street
                                   Macon, Georgia  31208-6437

         11.2. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same agreement.

         11.3. GOVERNING LAW. This Agreement shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Georgia, without regard to the choice of law provisions thereof.

         11.4. WAIVERS. No provisions of this Agreement may be waived except by an instrument in writing signed by the party sought to be bound. No failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or of the same right or remedy or a waiver on any future occasion.

         11.5. SEVERABILITY. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

         11.6. SECTION AND ARTICLE HEADING REFERENCES. The Section and Article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.7. SUCCESSORS AND ASSIGNS; ASSIGNMENT. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns, if any, of the parties hereto. Except as otherwise expressly provided herein, nothing expressed or implied herein is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedy hereunder or by reason hereof. This Agreement may not be assigned by Purchaser (except to a party which, directly or indirectly is controlled by, controls or is under common control with, Purchaser) or Seller without the prior written consent of the other party hereto.

         11.8. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the schedules attached hereto constitute the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all prior correspondence, conversations, agreements, arrangements, understandings and other writings, including the Term Sheet dated October 22, 1997 between Seller and Digital Television Services, LLC. No promises, covenants or representations of any character or nature other than those expressly stated herein have been made to induce any party to enter into this Agreement. This Agreement may be amended or modified only by a written instrument signed by each of the parties hereto.

         11.9. EXPENSES. Each of the parties hereto shall pay its own expenses incurred in connection with the negotiation and consummation of this Agreement, including the charges of its respective attorneys, accountants and other representatives. Seller shall pay up to Five Thousand Dollars ($5,000) of any transfer or similar fees due the NRTC and up to one hundred twenty (120%) of the NRTC's costs and expenses incurred to complete the transfer and assignment in connection with the transactions contemplated by this Agreement. Purchaser shall pay any transfer fees due the NRTC in excess of the amounts required to be paid by Seller pursuant to the immediately preceding sentence.

         11.10. KNOWLEDGE OF SELLER. Where any representation or warranty contained in this Agreement is expressly qualified by reference to knowledge, Seller confirms that it has made or caused to be made due and diligent inquiry as to the matters that are the subject of such representations and warranties.

         11.11. FACSIMILE SIGNATURES. Facsimile signatures shall be considered original signatures for purposes of execution and enforcement of the rights delineated in this Agreement.

         11.12. SCHEDULES. The schedules referred to in this Agreement are attached hereto, made a part hereof and incorporated herein by this reference.

         11.13. TERMINATION OF AGREEMENT.

         (a) Notwithstanding any other provision herein contained to the contrary, this Agreement may be terminated at any time prior to the Closing Date by (i) the written consent of Seller and Purchaser, (ii) any party upon written notice to the other party if the Closing has not occurred on or before the Termination Date, (iii) Seller, if Sections 9.1, 9.2 or 9.5 have not been complied with or performed by Purchaser and such noncompliance and nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Purchaser on or before the sixtieth (60th) day following written notice thereof from Seller; provided that Seller has not defaulted in any material respect with respect to any of its obligations hereunder, (iv) Purchaser, if the covenants and conditions set forth in Articles VII and VIII (other than Section 8.7) required to be complied with and performed by Seller have not been complied with or performed by Seller and such noncompliance and nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Seller on or before the sixtieth
(60th) day following written notice thereof from Purchaser; provided that Purchaser shall not have defaulted in any material respect with respect to any of its obligations hereunder, or (v) Purchaser if the conditions set forth in
Section 8.7 required to be complied with and performed by Seller have not been complied with or performed by Seller on or prior to November 15, 1997; provided that Purchaser shall not have defaulted in any material respect with respect to any of its obligations hereunder.

         (b) In the event of termination pursuant to this Section 11.13, written notice thereof shall be given to the other party and this Agreement shall terminate immediately. In the event of such termination pursuant to Section 11.13(a)(i) or (ii), no party hereto (or any of its respective directors, officers or members) shall have any liability or further obligation to the other party to this Agreement.

         (c) In the event of termination pursuant to Section 11.13(a)(iii), Purchaser recognizes that Seller would be damaged, the extent to which is extremely difficult and impractical to ascertain. The parties, therefore, agree that if this Agreement is terminated pursuant to Section 11.13(a)(iii), Seller shall be entitled to retain the Binder. The parties agree that this sum shall constitute liquidated damages and shall be in lieu of any and all other relief to which Seller might otherwise be entitled due to Purchaser's failure to consummate, or Purchaser's default under, this Agreement.

         (d) In the event of termination pursuant to Section 11.13(a)(iv) or
(v), Purchaser shall be entitled to recover from Seller all damages, losses, costs and expenses (including reasonable attorneys' fees) provided by law.

         (e) The parties hereto agree that if any provision in Articles VII or VIII hereof is not complied with and performed by Seller in accordance with its specific terms or otherwise breached, and such noncompliance and nonperformance shall not have been cured (or by its nature cannot be cured) by Seller on or before the sixtieth (60) day following written notice thereof from Purchaser, and Purchaser shall not have defaulted in any material respect with respect to any of its obligations hereunder, Purchaser shall, at its sole option, be entitled to specific performance of the terms of this Agreement.

         11.14. POWER OF ATTORNEY. Seller hereby appoints Purchaser, and all agents, officers, and employees designated by Purchaser, irrevocably for six (6) months from and after the Closing Date, as its true and lawful attorney-in-fact and duly authorized agent to:

         (i) open Seller's mail and endorse and collect any checks, notes, drafts or any other items payable to Seller from Subscribers or otherwise issued in connection with the Business, and deposit same to the account of Purchaser in any depository institution;

         (ii) sign receipts and other papers necessary for the collection of any and all amounts due from Subscribers;

         (iii) notify Subscribers that the accounts have been assigned to Purchaser; and

         (iv) direct such Subscribers to make all payments due from them directly to Purchaser.

Purchaser shall furnish Seller with a copy of any notice issued pursuant to Sections 11.14(iii) or (iv) above and Seller hereby agrees that any such notice, in Purchaser's sole discretion, may be sent on Seller's stationary, in which event Seller shall, upon demand, co-sign such notice with Purchaser.




                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                       PURCHASER:

                                       Digital Television Services of
                                       Georgia, LLC

                                       By:      DTS Management, LLC
                                                Its:     Member


                                                By: /s/ Douglas S. Holladay, Jr.
                                                    ----------------------------
                                                    Douglas S. Holladay, Jr.
                                                    President and Manager

                                       SELLER:

                                       Ocmulgee Communications, Inc.


                                       By: /s/ George S. Walker III
                                           --------------------------------
                                                Its: President
                                                ---------------------------

                                  SCHEDULE 1.1

                                ESCROW AGREEMENT


         This Escrow Agreement (this "Agreement"), dated as of _____________, 199__ by and among Union Bank of California, N.A., a national banking association with offices in Los Angeles, California as Escrow Agent (the "Escrow Agent"), Digital Television Services of Georgia, LLC, a Georgia limited liability company ("Purchaser"), and Ocmulgee Communications, Inc., a Georgia corporation ("Seller").

                                    RECITALS:

         A. Purchaser and Seller entered into an Asset Purchase Agreement dated __________, 199___ (the "Purchase Agreement") pursuant to which Purchaser agreed to acquire all of Seller's right, title and interest in the National Rural Telecommunications Cooperative's System No. 1017 for the exclusive distribution in the Locations of DirecTv, Inc. DBS Services. Unless otherwise defined in this Agreement, all capitalized terms used herein and defined in the Purchase Agreement shall have the same meanings as set forth in the Purchase Agreement.

         B. Pursuant to Section 4.2 of the Purchase Agreement, on the Closing Date Purchaser is required to provide $950,000 to the Escrow Agent in immediately available funds. The Escrow Agent shall hold such funds to satisfy Indemnification Claims of Purchaser made pursuant to the Purchase Agreement.

         C. Accordingly, pursuant to the Purchase Agreement, on the Closing Date Purchaser shall wire transfer $950,000 to the Escrow Agent, in accordance with the wire transfer instructions of the Escrow Agent set forth on Exhibit A attached hereto.

         D. The parties hereto desire to enter into this Agreement in order to set forth the instructions to, and the duties, obligations, responsibilities and rights of, the Escrow Agent with respect to all matters relating to the administration, control, operation and disbursement of the amounts to be deposited with the Escrow Agent.

                                   AGREEMENT:

         In consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

         Section 1. Acceptance of Appointment; Fee. The Escrow Agent hereby accepts its appointment as Escrow Agent and hereby agrees to perform all of the duties, obligations and responsibilities required of it as Escrow Agent under this Agreement. Upon the initial deposit of the Escrow Deposit (as defined below) pursuant to Section 2 below, the Escrow Agent shall be entitled to deduct One Thousand Eight Hundred Dollars ($1,800) from the amount deposited as its administration fee for acting as Escrow Agent hereunder.

         Section 2. Establishment of Escrow Account. Immediately upon the receipt of the wire transfer of $950,000 from Purchaser, the Escrow Agent shall
(a) establish an escrow account which shall be maintained and administered in accordance with the terms hereof, and (b) transmit to Purchaser via facsimile a Receipt substantially in the form of Exhibit B hereto. The deposit received by the Escrow Agent from Purchaser, not including any investment income earned on the funds held by the Escrow Agent, is referred to herein as the "Escrow Deposit".

         The Escrow Deposit shall be held, invested and disbursed in accordance with the terms and conditions set forth herein. The Escrow Agent shall furnish to Purchaser and Seller at such times as they may reasonably request an accounting of all funds held or disbursed by the Escrow Agent.

         Section 3. Investment of Escrow Deposit; Payment of Income. The Escrow Deposit and any investment income earned thereon shall be invested and reinvested as directed in writing by Purchaser from time to time in the Highmark U.S. Treasury Fund. The investment income earned as a result of investments made pursuant to this subsection shall be paid to Seller when directed by Seller following the disbursement of the Escrow Deposit pursuant to the terms hereof. The payment of income to Seller shall be in such manner (wire, check, etc.) and to such address as may be directed by Seller. Seller shall be liable for payment of income taxes on all income earned on the Escrow Deposit.

         Section 4. Disbursements.

                  A. Indemnification Claims. During the period beginning on the Closing Date and ending with the close of business on March 15, 1999 (the "Escrow Termination Date"), Purchaser shall be entitled to submit one or more Indemnification Claims (as defined in Section 10.4 of the Purchase Agreements) to the Escrow Agent, in addition to and at approximately the same time as such Indemnification Claim is submitted to Seller pursuant to Section 10.5 of the Purchase Agreement. Indemnification Claims shall be in substantially the same form as Exhibit C hereto. Unless the Escrow Agent receives a written objection from Seller within fifteen (15) days following receipt by Escrow Agent of an Indemnification Claim, the Escrow Agent shall disburse funds to the Indemnified Party identified on the Indemnification Claim in the amount set forth on the Indemnification Claim; provided, however, in no event shall the Escrow Agent disburse under this Section 4(A) amounts with respect to Indemnification Claims received by it after the Escrow Termination Date. Amounts disbursed hereunder in payment of Indemnification Claims shall be deemed disbursed in satisfaction of claims in the order in which they are finally resolved.

                  If the Escrow Agent receives within the fifteen (15) day period described above a written objection from Seller to the payment of an Indemnification Claim, which claim would otherwise be properly payable by the Escrow Agent, the Escrow Agent shall not distribute the amount of the Indemnification Claim, but rather shall earmark a portion of the Escrow Deposit as a claims reserve, the amount of which shall be the amount that would have been distributable to the Indemnified Party but for the objection by Seller (the "Claims Reserve"). Thereafter, the Escrow Agent shall continue to hold the Claims Reserve pending resolution of matters objected to by Seller and shall distribute the Claims Reserve only pursuant to (i) joint written instructions executed by both Purchaser and Seller, or (ii) a Final Order.

                  A. "Final Order" shall mean a (i) settlement agreement signed by Seller and Purchaser; (ii) a certified copy of a binding decision of an arbitrator which is not subject to review by or appeal to any other forum; or
(iii) a certified copy of a final order or judgment of a court of competent jurisdiction determining the rights of Seller and Purchaser with respect to the Escrow Deposit, which has been finally affirmed on appeal by the highest court before which such appeal may be sought, or has become final, by lapse of time or is not otherwise subject to appeal.

                  B. Escrow Termination Date. On the first business day following the Escrow Termination Date the Escrow Agent shall disburse to Seller via wire transfer in accordance with the wiring instructions provided by Seller the balance of the Escrow Deposit minus the Claims Reserve with respect thereto, and minus the amount of any Indemnification Claim submitted prior to the Escrow Termination Date. The remaining amounts held by the Escrow Agent, if any, shall continue to be held and distributed pursuant to this Agreement.

         Section 5. Concerning the Escrow Agent.

                  A. Scope of its Authority. The Escrow Agent shall act as Escrow Agent for the other parties hereto under this Agreement until the termination of this Agreement in accordance with its terms, shall take such actions as are specifically provided for herein and may exercise such additional powers as are reasonably incidental thereto. The Escrow Agent shall not exercise any discretion or make any judgments and shall act or refrain from acting only in accordance with instructions and directions of the parties to this Agreement who shall have agreed to make such instructions or directions.

                  B. Limitation of Liability. The Escrow Agent shall not be liable for any act which it may do or omit to do hereunder so long as it shall have acted in a manner not inconsistent with the terms of this Agreement. The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement, or any documents or papers, the delivery of which is contemplated hereunder. The Escrow Agent may act in reliance upon any instrument or signature which it reasonably believes to be genuine and may assume that any person purporting to give notice or advice or instruction in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent is authorized to disregard any and all warnings from any person, and may disregard any directions, instructions, notices, communications or information from any source whatsoever, excepting only directions conforming to the terms and provisions of this Agreement. Under no circumstances shall the Escrow Agent be liable or responsible for the application of funds after delivery to any account or person in accordance with this Agreement.

                  C. Additional Rights of Escrow Agent. The Escrow Agent shall have the following rights in addition to those granted above.

                           (i) The Escrow Agent may rely, and shall be protected
in acting or refraining from acting in reliance, upon any requisition, certificate, statement, instrument, opinion, report, notice, request, direction, consent, or other document or instrument contemplated by this Agreement or any order, judgment or decree of a court of competent jurisdiction, believed by it to be genuine and to have been signed or otherwise authenticated by any person reasonably believed by the Escrow Agent to be the proper person to sign or otherwise authenticate any such document or instrument.

                           (ii) If any action of the Escrow Agent is questioned
by the parties hereto, the Escrow Agent may, but is not required to, consult with independent legal counsel and the written advice of such counsel shall be sufficient authorization and protection in respect of any action taken, suffered or omitted by the Escrow Agent in reliance thereon.

                           (iii) The Escrow Agent shall not be bound to make any
investigation into the facts or other matters stated in any requisition, certificate, statement, instrument, evidentiary material, opinion, report, notice, request, directive or consent, or any judgment, order or decree of any court of competent jurisdiction.

                           (iv) The Escrow Agent shall not be required to
institute legal proceedings of any kind or to defend any legal proceeding which may be instituted in respect of the subject matter of this Agreement.

                           (v) The Escrow Agent shall be reimbursed by Purchaser
for all fees, expenses, disbursements and advances incurred or made by it in the performance of its duties hereunder.

                  D. Indemnification of Escrow Agent. Each of the parties hereto other than the Escrow Agent shall be jointly and severally liable for and shall indemnify the Escrow Agent for, and hold it harmless against, any loss, liability, expense, claim, demand or judgment incurred, suffered, paid or otherwise borne by the Escrow Agent without willful misconduct or gross negligence on the part of the Escrow Agent, and arising out of or in connection with the acceptance or administration of this Agreement, including, but not limited to, all reasonable costs and expenses of defending itself against any claim of liability, other than a claim of liability arising out of willful misconduct or gross negligence of the Escrow Agent, asserted in any litigation relating to this Agreement ("Indemnifiable Damages"). If any such claim is asserted against the Escrow Agent, the Escrow Agent may engage counsel of its choice and each of the parties hereto other than Escrow Agent shall be jointly and severally liable for the fees of such counsel and the expenses incurred to defend the Escrow Agent against such claim, and in the event any claimant is successful in establishing his, her or its claim, each of the parties hereto other than Escrow Agent will, jointly and severally, hold the Escrow Agent harmless and will be liable for all payments required to be made by the Escrow Agent pursuant to any order, decree or judgment that may be entered in a court of competent jurisdiction. The indemnifications provided in this Section shall survive the termination of this Agreement.

         In the event the Escrow Agent is entitled to Indemnifiable Damages from the other parties to this Agreement, then as between such parties and without limiting the obligations set forth in the preceding paragraph, Purchaser, on the one hand, and Seller, on the other hand, shall each be liable for 50% of such Indemnifiable Damages.

                  E. Resignation of Escrow Agent; Termination of Escrow Agreement. The Escrow Agent shall be entitled to resign as Escrow Agent upon sixty (60) days' prior, written notice to each of the other parties hereto, in which case the Escrow Agent shall pay the Escrow Deposit as directed in writing jointly by Purchaser and Seller, or, failing receipt of written directions as to whom the Escrow Deposit shall be paid, to a court of competent jurisdiction.

         Except as otherwise provided herein, this Agreement shall cease and terminate upon the disbursement of the entire Escrow Deposit and the net investment income and the performance of all obligations contemplated herein; provided, however, that the indemnifications provided pursuant to Section 5(D) above shall survive the termination of this Agreement.

         Section 6. Delivery of Information to Escrow Agent. Each of the other parties hereto shall execute and deliver such documents and obtain such information as the Escrow Agent may reasonably request to effectuate the operation of the escrow account and the efficient administration thereof.

         Section 7. Binding Effect. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the respective beneficiaries, representatives, successors and assigns of the parties hereto.

         Section 8. Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to this subject matter, and may be amended only by a written instrument duly executed by all parties hereto and shall be binding for all purposes upon all of the parties hereto.

         Section 9. Notices. All notices, claims, requests, demands and other communications hereunder shall be sufficiently given if delivered in person or sent by facsimile transmission or by registered or certified mail, postage prepaid, addressed as follows:

         (a)  If to Purchaser:      Digital Television Services of Georgia, LLC
                                    880 Holcomb Bridge Road
                                    Building C-200
                                    Roswell, Georgia  30076
                                    FAX #770/645-9429
                                    Attn:    Mr. Douglas S. Holladay, Jr.

              With a copy to:       Nelson Mullins Riley & Scarborough, L.L.P.
                                    NationsBank Corporate Center, Suite 2600
                                    100 North Tryon Street
                                    Charlotte, North Carolina  28202
                                    FAX # (704) 377-4814
                                    Attn:    C. Mark Kelly, Esq.

         (b)  If to Seller:             Ocmulgee Communications, Inc.
                                        107 Professional Center
                                        Eastman, Georgia 31023
                                        Attn: Dr. George S. Walker

              With a copy to:           Jones, Cork & Miller, LLP
                                        500 SunTrust Bank Building
                                        435 Second Street
                                        Macon, Georgia 31208-6437
                                        Attn: W. Carter Bates III, Esq.

         (c)  If to the Escrow Agent:   Union Bank of California, N.A.
                                        120 South San Pedro Street
                                        Los Angeles, California  90012
                                        FAX # (213) 972-5694
                                        Attn:    Andrew R. Ball

or to such other address as the persons to whom notice is to be given may have previously furnished in writing to the others, provided that notices of changes of address shall only be effective upon receipt. A notice given in accordance with the preceding sentence shall be deemed to have been given as of the date so delivered, or sent by facsimile transmission, or two (2) business days after mailing if mailed.

         Section 10. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Georgia, without regard to its conflict of law rules.

         Section 11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument

         Section 12. Headings. Section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, all as of the day and year first above written.

                                        DIGITAL TELEVISION SERVICES OF
                                        GEORGIA, LLC

                                        By: DTS Management, LLC
                                            Its:     Manager


                                            By:______________________________
                                               Douglas S. Holladay, Jr.,
                                               President and Manager



                                        OCMULGEE COMMUNICATIONS, INC.



                                        By: _________________________________
                                            Its: ____________________________



                                        ESCROW AGENT:

                                        UNION BANK OF CALIFORNIA, N.A.



                                        By: _________________________________
                                            Its: ____________________________

                                    EXHIBIT A


                                 ESCROW AGENT'S
                               WIRING INSTRUCTIONS

Wiring instructions with respect to the deposit by Purchaser to the Escrow Agent pursuant to Section 2 of the Escrow Agreement:



                              Name:  Union Bank of California, N.A.
                              ABA #122000496
                              Trust Department/TRUSDG
                              Ref: ______________________
                              Acct #_______________

                                    EXHIBIT B


                       FORM OF RECEIPT FOR ESCROW DEPOSIT


TO:      Digital Television Services of Georgia, LLC
         Fax (704) 377-4814
         (Attention:  C. Mark Kelly, Esq.)

         Ocmulgee Communications, Inc.
         Fax ______________
         (Attention:  Dr. George S. Walker)

RE: Receipt of Escrow Deposit pursuant to Escrow Agreement dated __________, 199__, by and among Union Bank of California, N.A. ("Escrow Agent"), Digital Television Services of Georgia, LLC ("Purchaser") and Ocmulgee Communications, Inc. ("Seller")

Ladies and Gentlemen:

         Be advised that we have received pursuant to Section 2 of the Escrow Agreement a wire transfer of funds on this ____ day of _________, 199__ from Purchaser in the amount of $950,000, to be held by us as Escrow Agent pursuant to the Escrow Agreement.

                                           Sincerely yours,


                                           ------------------------------------
                                           Andrew R. Ball

                                           By:    Union Bank of California, N.A.
                                           Title: Assistant Vice-President

                                    EXHIBIT C

                          FORM OF INDEMNIFICATION CLAIM

TO:      Ocmulgee Communications, Inc.
         107 Professional Center
         Eastman, Georgia  31023
         Attn:    Dr. George S. Walker

cc:      Union Bank of California, N.A.
         120 South San Pedro Street
         Los Angeles, California  90012
         Attn:    Andrew R. Ball

cc:      Nelson Mullins Riley & Scarborough, L.L.P.
         NationsBank Corporate Center, Suite 2600
         100 North Tryon Street
         Charlotte, North Carolina 28202
         Attn:    C. Mark Kelly, Esq.

RE: Indemnification Claim pursuant to Section 10.2 of the Purchase Agreement dated ______________, 199___ (the "Purchase Agreement") by and between Digital Television Services of Georgia, LLC ("Purchaser") and Ocmulgee Communications, Inc. ("Seller")

Ladies and Gentlemen:

         Please be advised that the undersigned is hereby providing written notice to Seller of an assertion by the undersigned of a right to indemnification under Section 10.2 of the Purchase Agreement.

         A brief description of the facts giving rise to this claim is as follows:

         [Insert description]

         A reasonable estimate of the Indemnifiable Damages (as defined in the Purchase Agreement) suffered, or which may be suffered, by the undersigned is as follows:

         [Insert amount of claim or reasonable estimate and basis for estimate of claim]

                                   DIGITAL TELEVISION SERVICES OF GEORGIA, LLC

                                   By:      DTS Management, LLC
                                            Its:     Member

                                            By:_______________________________
                                                     Douglas S. Holladay, Jr.,
                                                     President and Manager

                                  SCHEDULE 1.3

                                    LOCATIONS



       COUNTY              ZIP CODE        CABLED       NON-CABLED         TOTAL
       ------              --------        ------       ----------         -----
Atkinson County, GA                                          750             750
Ben Hill County, GA                                        2,308           2,308
Bleckley County, GA                                        1,650           1,650
Brooks County, GA                                            804             804
Clayton County, GA          30250                              8               8
Clinch County, GA                                            836             836
Coffee County, GA                                          2,248           2,248
Cook County, GA                            2,411           2,389           4,800
Crisp County, GA                                             806             806
Dodge County, GA                           3,828           2,572           6,400
Dooly County, GA                                             175             175
Echols County, GA                                            500             500
Irwin County, GA                                           1,192           1,192
Jeff Davis County, GA                                      1,337           1,337
Lanier County, GA                          1,500             500           2,000
Liberty County, GA                                           614             614
Lowndes County, GA                                         1,060           1,060
Muscogee County, GA          31908                             1               1
Newton County, GA         30255,30262                        121             121
Pulaski County, GA                                           898             898
Telfair County, GA                                           803             803
Walker County, GA         30739,30750                        208             208
Ware County, GA                                            1,500           1,500
Wheeler County, GA                                         1,100           1,100
Wilcox County, GA                                            686             686
Baker County, FL             32072                            17              17
Jefferson County, FL                       1,500           2,590           4,090

     TOTAL                                                                36,912


                                  SCHEDULE 1.6

                            OTHER ASSUMED AGREEMENTS


JMA NRTC/Member Agreement for Marketing and Distribution of DBS Services Five Year Maintenance Agreement ($4/mo.)
In-House Finance with Maintenance Agreement ($17.88/mo.)
In-House Finance (Single Port $12.49/mo., Dual Port $14.27/mo.)
In-House Lease ($25/mo.)
Bellsouth- Yellow Page Advertising
Berry Company- Directory Advertising

                                 SCHEDULE 2.1(a)

                       ASSIGNMENT AND ASSUMPTION AGREEMENT


         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is made this _____ day of ____________, 1997, by and between Digital Television Services of Georgia, LLC, a Georgia limited liability company ("Purchaser") and Ocmulgee Communications, Inc., a Georgia corporation ("Seller").

                                    RECITALS

         1. Purchaser and Seller have entered into an Asset Purchase Agreement dated as of _____________, 1997 (the "Purchase Agreement") pursuant to which Seller has agreed to sell, assign, transfer and convey to Purchaser all of Seller's right, title and interest in the National Rural Telecommunications Cooperative's System No. 1017 for the exclusive distribution in the Locations of DBS Services offered by DirecTv. Capitalized terms used herein which are not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

         2. Pursuant to Section 2.1 and Section 3.1 of the Purchase Agreement, Seller has agreed to assign and Purchaser has agreed to assume the rights and obligations under the NRTC Agreements that accrue on and after the date hereof.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, Seller and Purchaser hereby agree as follows:

         1. ASSIGNMENT. Seller hereby assigns, transfers and conveys to Purchaser all right, title and interest in and to the NRTC Agreements and the Other Assumed Agreements, including, but not limited to, the agreements listed on Schedule A hereto and any rights in the Franchise.

         2. ASSUMPTION. Purchaser hereby assumes the Current Liabilities, and all liabilities that accrue under the NRTC Agreements on and after the date hereof.

         3. OTHER MATTERS. This assignment and assumption is made subject to and together with the representations, warranties, covenants and agreements of Purchaser and Seller specifically provided in the Purchase Agreement. Seller hereby covenants to and agrees with Purchaser to do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered to Purchaser, its successors and assigns, all such further acts, assignments, transfers, conveyances, and assurances that may be reasonably requested by Purchaser for the assignment, transfer and conveyance of the NRTC Agreements, the Other Assumed Agreements and the Franchise.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                             PURCHASER:

                                             Digital Television Services of
                                             Georgia, LLC

                                             By: DTS Management, LLC
                                                 Its:     Member

                                                 By:____________________________
                                                    Douglas S. Holladay, Jr.,
                                                    President and Manager


                                             SELLER:

                                             Ocmulgee Communications, Inc.

                                             By:________________________________
                                                 Its:______________________

                                   SCHEDULE A

                  NRTC AGREEMENTS AND OTHER ASSUMED AGREEMENTS


1. NRTC/Member Agreement for Marketing and Distribution of DBS Services dated as of __________, 199__ by and between the NRTC and Seller, as amended by that certain Amendment as of _______________, 199__, and as may be further amended from time to time, together with all schedules and exhibits thereto.

2. NRTC/Member DBS Product Retail Agreement dated ____________, 199__ by and between the NRTC and Seller, as amended from time to time, together with all schedules and exhibits thereto.

                                 SCHEDULE 2.1(b)

                                  BILL OF SALE


         FOR VALUE RECEIVED, Ocmulgee Communications, Inc., a Georgia corporation ("Seller"), does hereby grant, bargain, sell, convey and assign to Digital Television Services of Georgia, LLC, a Georgia limited liability company ("Purchaser"), the following:

         All Purchased Assets, including without limitation (i) the NRTC Agreements, (ii) the Other Assumed Agreements, (iii) Franchise, (iv) Current Assets, (v) Inventory, (vi) Leased Subscriber Equipment, (vii) relationships, contracts and accounts with Customers, (viii) Fixed Assets, (ix) Records, (x) telephone numbers used in the Business, and (xi) all other assets of Seller, whether tangible or intangible, used in connection with the Business, as set forth in the Purchase Agreement dated as of ____________, 1997 between Purchaser and Seller (the "Purchase Agreement"). Capitalized terms used herein which are not otherwise defined shall have the meanings set forth in the Purchase Agreement.

         This Bill of Sale is made subject to and together with the representations, warranties, covenants and agreements of Seller specifically provided in the Purchase Agreement. Seller hereby covenants and agrees with Purchaser to do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered to Purchaser, its successors and assigns, all such further acts, assignments, transfers, conveyances, and assurances that may be reasonably requested by Purchaser for the assignment, transfer and conveyance of the Purchased Assets.

         IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed and delivered to Purchaser on this ____ day of ______, 1997.



                                            OCMULGEE COMMUNICATIONS, INC.

                                            By:_________________________________
                                               Its:_____________________________

                                  SCHEDULE 4.4

                          ALLOCATION OF PURCHASE PRICE



1.   Cash                                                       ______________

2.   Accounts Receivable                                        ______________

2.   Fixed Assets                                               ______________

3.   Inventory                                                  ______________

4.   Leased Subscriber Equipment                                ______________

5.   General Intangibles including NRTC Agreements
                                                                ==============

                                         Total                 $______________

                                 SCHEDULE 5.2(b)

                               CONSENTS OF SELLER


Board of Directors and Shareholders of Seller

                                 SCHEDULE 5.3(a)

                                      LIENS

Liens of Whirlpool Financial Corporation filed in Dodge County, Georgia.

Lien of G.S. Walker, Jr., Farms, Inc.

                                  SCHEDULE 5.4

                          FIXED ASSETS NEEDING REPAIRS

None

                                  SCHEDULE 5.10

                                CHANGES OR EVENTS

None

                                  SCHEDULE 5.11

                              LICENSES AND PERMITS


Dodge County Business License

                                  SCHEDULE 5.14

                                   LITIGATION

None

                                 SCHEDULE 6.2(b)

                              CONSENTS OF PURCHASER



None

                                  SCHEDULE 8.8


                            NONCOMPETITION AGREEMENT


         THIS NONCOMPETITION AGREEMENT (this "Agreement") is made and entered into as of this ___ day of _________, 1997, by and between Digital Television Services of Georgia, LLC, a Georgia limited liability company ("Company"), and _______________ [("OCI"/"COVENANTOR")].

                                 R E C I T A L S

         A. Pursuant to that certain Asset Purchase Agreement dated __________, 1997 (the "Purchase Agreement") by and between Company and [OCI/OCMULGEE COMMUNICATIONS, INC. ("OCI")], Company has purchased certain assets and assumed certain liabilities of OCI used or usable for the exclusive distribution in certain areas in the State of Georgia of DBS Services offered by DirecTv, Inc., the successor rights holder to Hughes Communications Galaxy, Inc. ("HCG") through the National Rural Telecommunications Cooperative (the "NRTC") (the "Business").

         B. A primary reason for the purchase by Company of the assets of OCI pursuant to the Purchase Agreement is to enable Company to establish and operate a business substantially similar to the Business operated by OCI.

         C. AS A [STOCKHOLDER] [MANAGER] [DIRECTOR] OF OCI, COVENANTOR WILL RECEIVE SUBSTANTIAL BENEFITS FROM THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE PURCHASE AGREEMENT.

         D. As a condition to closing the transactions contemplated by the Purchase Agreement, [OCI/COVENANTOR] is required to enter into this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants of the parties, together with other valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, Company and [OCI/COVENANTOR] hereby stipulate and agree as follows:

         1.       RESTRICTIVE COVENANTS.

                  Section 1.1 Access to Confidential Information. [OCI/COVENANTOR] has had access AS A [STOCKHOLDER] [MANAGER] [DIRECTOR] OF OCI (DIRECTLY OR INDIRECTLY) PRIOR TO THE SALE OF OCI'S ASSETS TO COMPANY to valuable, highly confidential, privileged and proprietary information relating to the Business, including without limitation, the operation of the Business, customer lists, pricing and other information regarded by Company as proprietary and confidential (collectively, the "Confidential Information"). Anything herein to the contrary notwithstanding, information shall not be deemed to be Confidential Information hereunder if such information is or becomes available or known to the general public (or to

[OCI/COVENANTOR] by a third party which is not, directly or indirectly, in breach of a confidentiality obligation) through no act, omission or fault of [OCI/COVENANTOR] or such information is required to be disclosed by [OCI/COVENANTOR] by law or pursuant to a court order (provided that [OCI/COVENANTOR] shall have given Company notice of the circumstances surrounding such compelled disclosure and an opportunity to seek an appropriate protective order with respect thereto). It is further stipulated and acknowledged that unauthorized use or disclosure by [OCI/COVENANTOR] of Confidential Information would seriously damage Company in its Business.

                  Section 1.2 Covenant Not To Disclose Confidential Information. During the "Restrictive Period" (hereinafter defined), and after its termination or expiration for any reason, [OCI/COVENANTOR] will not, without Company's prior written consent, (i) communicate, divulge, disclose, furnish or make accessible to any third person, company or other person or entity, whether or not in competition with Company, and whether or not for pecuniary gain, any aspect of the Confidential Information, or (ii) reproduce, recreate or use any Confidential Information.

                  Section 1.3 Nonsolicitation of Employees. During the Restrictive Period, [OCI/COVENANTOR] will not, directly or indirectly, employ, solicit or encourage any employee or independent contractor of Company, who at any time during the Restrictive Period was employed by Company, to terminate his or her employment with or retention by Company for the purpose of becoming employed or retained by [OCI/COVENANTOR] or any other person or entity to perform the same or similar services that such employee or independent contractor performed for Company or Company's successors or permitted assigns.

                  Section 1.4 Nonsolicitation of Customers. During the Restrictive Period, [OCI/COVENANTOR] will not, directly or indirectly, solicit any person or entity that was a customer or subscriber of OCI at any time during the two (2) year period immediately prior to the consummation of the transactions contemplated by the Purchase Agreement or is a customer of Company or Company's successors or permitted assigns during the Restrictive Period for the purpose of providing to such customer services similar to or in competition with the services provided by Company or Company's successors or permitted assigns in the "Territory" (as hereinafter defined).

                  Section 1.5 Covenant Not To Compete. During the Restrictive Period, [OCI/COVENANTOR] will not engage in, directly or indirectly, become interested in, become engaged by, or become involved in any manner in any business which is competitive with any aspect of the Business and which is located in or conducts any business in the Territory.

         Without limiting any of the foregoing, the parties agree that these covenants are intended to prohibit [OCI/COVENANTOR] from engaging in such prohibited activities, either, as the case may be, as an [INDIVIDUAL], owner, partner, employee, consultant, stockholder (except as a holder of stock in corporations whose stock is publicly traded and which is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and then only to the extent of not owning more than one percent (1%) of the issued and outstanding stock of such corporation), agent or salesman for any person, firm, corporation, limited liability company, partnership, or otherwise.

         As used herein, the term "Restrictive Period" shall mean the two (2) year period immediately following the date hereof. As used herein, the term "Territory" shall mean the specific geographic areas of the State of Georgia as set forth on Schedule A attached hereto.

         2.       ENFORCEMENT.

                  Section 2.1 Equitable Relief. [OCI/COVENANTOR] hereby acknowledges that a breach by Covenantor of any of the provisions of this Agreement would cause irreparable damage to Company incapable of measurement and that the remedy at law for such breach would be inadequate to compensate Company for its losses. Therefore, in the event of such breach, Company, in addition to any other remedies available to it at law, in equity or otherwise, shall be entitled, at its option, to seek and obtain a temporary restraining order and preliminary and permanent injunctions restraining [OCI/COVENANTOR] from breaching or continuing any breach of any of the provisions of this Agreement.

                  Section 2.2 Attorneys' Fees. [OCI/COVENANTOR] shall be liable for any and all reasonable attorneys' fees, expenses and court costs incurred in connection with the enforcement of Company's rights hereunder.

         3. ACKNOWLEDGMENT OF REASONABLENESS; SEVERABILITY. [OCI/COVENANTOR] has carefully considered the provisions of this Agreement and agrees that, under all circumstances, the restrictions set forth herein are fair and reasonable and required for Company's protection of its legitimate interest, and are a material and necessary part of the purchase of certain of the assets of OCI by Company pursuant to the Purchase Agreement. [OCI/COVENANTOR] further agrees that the restrictions are reasonable in scope, area and time, and will not prevent [HIM OR IT] from pursuing other business ventures [OR EMPLOYMENT OPPORTUNITIES], or otherwise cause a financial hardship upon [OCI/COVENANTOR]. The provisions of this Agreement are severable. If any provision of this Agreement shall be held to be invalid or unenforceable in any respect, such provision shall be carried out and enforced only to the extent to which it shall be valid and enforceable, and any such invalidity and unenforceability shall not affect any other provision of this Agreement, all of which shall be fully carried out and enforced as if such invalid or unenforceable provision had not been set forth herein. If any unenforceable provision of this Agreement may be modified so as to be enforceable under applicable law, such provision shall be deemed to have been modified so as to be enforceable to the fullest extent permitted at law.

         4. REPRESENTATIVES, [HEIRS, SUCCESSORS] AND ASSIGNS; THIRD PARTY BENEFICIARY. The rights and obligations of [OCI/COVENANTOR] under this Agreement shall inure to the benefit of Company, its representatives, successors and assigns, and shall be binding upon [OCI/COVENANTOR] and [HIS OR ITS] legal representatives, [HEIRS OR SUCCESSORS] and permitted assigns. Company shall have the right to assign, transfer or convey this Agreement to its affiliated companies, successor entities or assignees or transferees of substantially all of Company's business activities. This Agreement, being personal in nature to [OCI/COVENANTOR], may not be assigned by [OCI/COVENANTOR] without Company's prior written consent.

         5. NOTICES. All notices hereunder shall be in writing and mailed to the parties by registered or certified mail, return receipt requested, to the following addresses or to such other locations as the parties may hereafter designate in writing in accordance with the terms of the delivery of notices provided for herein:

         [OCI/COVENANTOR]:




         with a copy to:            Jones, Cork & Miller, LLP
                                    500 SunTrust Bank Building
                                    435 Second Street
                                    Macon, Georgia  31208-6437
                                    Attn:  W. Carter Bates III, Esq.

         Company:                   Digital Television Services of Georgia, LLC
                                    Building C-200
                                    880 Holcomb Bridge Road
                                    Roswell, Georgia  30076
                                    Attn:  Douglas S. Holladay, Jr.

         with a copy to:            Nelson Mullins Riley & Scarborough, L.L.P.
                                    100 North Tryon Street
                                    NationsBank Corporate Center
                                    Suite 2600
                                    Charlotte, North Carolina  28202
                                    Attn:  C. Mark Kelly, Esq.

         6. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia, without regard to the choice of law provisions thereof.

         7. EXPENSES; PAYMENTS. Each of the parties hereto shall pay the fees and expenses incurred by them in connection with the negotiation, preparation, execution and consummation of this Agreement. All payments made pursuant to this Agreement shall be made without deduction for present or future income, stamp or other taxes, fees, duties or other charges of any nature whatsoever.

         8. AMENDMENT; WAIVER. This Agreement may be amended or modified or any provision hereunder waived only by the written agreement of all of the parties hereto. Failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every provision. No waiver of any breach or noncompliance of this Agreement shall be held to be a waiver of any other or subsequent breach or noncompliance.

         9. ENTIRE AGREEMENT. This Agreement (and any documents referred to herein) contains the entire agreement between the parties hereto with respect to the subject matter hereof and all prior understandings and agreements shall be deemed merged herein.

         10. CHOICE OF FORUM/CONSENT TO JURISDICTION. [OCI/COVENANTOR] hereby agrees that any dispute arising out of this Agreement shall be subject to the jurisdiction of both the state and federal courts of Georgia. For that purpose, [OCI/COVENANTOR] hereby irrevocably submits to the jurisdiction of the state and federal courts of Georgia and waives any rights [HE OR IT] may have to claim that jurisdiction over [HIM OR IT] in Georgia may not be had or that Georgia is an improper venue for the enforcement of the obligations represented by this Agreement. [OCI/COVENANTOR] further agrees to accept service of process out of any of the state and federal courts in Georgia in any such dispute by registered or certified mail addressed to [OCI/COVENANTOR] as provided for herein.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                            [OCI/COVENANTOR]:







                                            COMPANY:

                                            Digital Television Services of
                                            Georgia, LLC

                                            By: DTS Management, LLC
                                                Its:     Member



                                                By:
                                                     Douglas S. Holladay, Jr.,
                                                     President and Manager

                                   SCHEDULE A


Appling County
Atkinson County
Bacon County
Ben Hill County
Bleckley County
Brooks County
Clayton County
Clinch County
Coffee County
Cook County
Crisp County
Dodge County
Dooly County
Echols County
Henry County
Irwin County
Jeff Davis County
Lanier County
Liberty County
Lowndes County
Mcintosh County
Newton County
Pulaski County
Telfair County
Walker County
Ware County
Wheeler County
Wilcox County